UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2015

GREAT PLAINS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51872	87-0645394
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4060 NE 95th Rd., Wildwood, FL	34785
(Address of principal executive offices)	(Zip Code)

(352) 561-8182
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On January 30, 2015, Great Plains Holdings, Inc. (the “Company”) entered into an Amended and Restated Securities Purchase Agreement (the “Amended Purchase Agreement”) with Bonjoe Gourmet Chips LLC, a Florida limited liability company (“Bonjoe”), and its members, Joseph Trudell and Gilbert Hess (the “Purchasers”). The Amended Purchase Agreement amends and restates the Securities Purchase Agreement entered into among the Company, Bonjoe and the Purchasers on December 10, 2014, previously disclosed by the Company. Under the terms of the Amended Purchase Agreement, the Purchasers agreed to exchange an aggregate of 51,000 limited liability company membership units of Bonjoe (the “Units”) for 793,000 shares of the Company’s unregistered common stock (the “Exchange”), and the completion of certain other conditions discussed below. In addition, the Company agreed to lend Bonjoe $6,200 (the “Bonjoe Loan”) of which $5,000 will be used for an in-store marketing campaign to be carried out by a third party on behalf of Bonjoe (the “Test Marketing Blitz”) and $1,200 for Bonjoe’s working capital purposes as agreed to by the Company. The Bonjoe Loan will bear interest at the rate of 12% per annum, will be secured by all of the assets of Bonjoe and will be payable by Bonjoe within 15 days of demand by the Company.

The Units to be acquired by the Company represent 51% of the issued and outstanding Units of Bonjoe. The Company expects to complete the Exchange in May 2015. In addition and as previously disclosed, the Company entered into Option Purchase Agreements (the “Option Purchase Agreements”) with the Purchasers dated December 10, 2014 (the “Grant Date”) whereby Mr. Trudel granted the Company the right to purchase 10,000 Units at any time on or before the expiration of five (5) years from the Grant Date upon payment of $1,400.00 for each 1,000 units payable in cash upon exercise and Mr. Hess granted the Company the right of first refusal to purchase up to 10,000 Units at any time on or before the expiration of five (5) years from the Grant Date in the event that Mr. Hess elects to transfer or sell some or all of the Units on the same terms as his proposed offer but in no event at a price more than $1,860 for each 1,000 units, payable in cash upon closing. The number of Units subject to these options is subject to change in the event of any dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation of Bonjoe.

Completion of the Exchange is conditioned upon, among other things, (i) the Company confirming the results of the Test Marketing Blitz and acknowledging the Company’s desire to complete the transactions contemplated by the Amended Purchase Agreement, which the Company may elect to do in its sole and absolute discretion, (ii) the Company entering the Option Purchase Agreements; (iii) the Company agreeing to terminate the Royalty Payment Agreement entered into between the Company and Bonjoe dated December 10, 2014, (iv) Bonjoe entering into a Confidentiality, Nondisclosure, Nonsolicitation and Non-disparagement Agreement with Mr. Trudel, (v) Bonjoe entering into an Limited Liability Company Operating Agreement with its members, (vi)  Bonjoe appointing two people designated by the Company as members of Bonjoe’s Board of Directors who shall serve as directors of Bonjoe along with Joseph Trudel, and (vii) confirmation that Bonjoe has implemented financial accounting software for its record keeping which software shall be reasonably approved by the Company.

The foregoing descriptions are qualified in their entirety by reference to the Amended Purchase Agreement and its exhibits which is filed hereto as Exhibit 4.1 and incorporated herein by reference.
Item 7.01                       Regulation FD Disclosure.

On February 3, 2015 the Company issued a press release regarding the execution of the Amended Purchase Agreement.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Securities Purchase Agreement between Great Plains Holdings, Inc., Bonjoe Gourmet Chips LLC and certain Purchasers dated January 30, 2015.
99.1	Press Release dated February 3, 2015 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS HOLDINGS, INC.

Date: February 3, 2015	By: /s/ Kent Campbell
Name: Kent Campbell
Title: Chief Executive Officer